UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 8, 2007
Authorize.Net Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-21319	04-3065140

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

293 Boston Post Road West, Suite 220,
Marlborough, Massachusetts		01752

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 508-229-3200
Not Applicable
Former name or former address, if changed since last report
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     We are filing this Current Report on Form 8-K to amend our Consolidated Financial Statements as of December 31, 2006 and December 31, 2005 and for the years ended December 31, 2006, 2005 and 2004, to reflect our former Telecom Decisioning Services (TDS) business as a discontinued operations and to modify the related disclosures in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” On February 20, 2007, we sold certain assets related to our TDS business to Vesta Corporation for $2.5 million in cash plus the assumption of certain contractual liabilities, as we previously announced in our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on February 26, 2007. In our Annual Report on Form 10-K for the year ended December 31, 2006, we reported segment information for the TDS business as a separate segment. The operating results and financial condition of the TDS segment have been included as part of the financial results from discontinued operations in the accompanying consolidated financial statements and, accordingly, our segment information has been modified. Reclassification of discontinued operations has no effect on our reported net income (loss) for any reporting period.
     We are presenting the following information as exhibits to this Form 8-K, which replaces the corresponding information contained in our Annual Report on form 10-K for the year ended December 31, 2006 (the “2006 Annual Report”):
•	Item 6. Selected Financial Data;

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and

•	Item 8. Audited Consolidated Financial Statements and Supplementary Data.
     This Form 8-K does not reflect events occurring after the filing of the 2006 Annual Report, originally filed with the SEC on March 15, 2007, and does not modify or update the disclosures therein in any way, other than as required to reflect the changes in discontinued operations for the TDS business as described above. In particular, this Form 8-K does not update the disclosures contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations, other than as required to reflect the changes in discontinued operations.
IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
     On June 18, 2007, we announced that we had entered into an Agreement and Plan of Reorganization (the “Agreement”) by and among CyberSource Corporation (“CyberSource”), Congress Acquisition-Sub, Inc., Congress Acquisition Sub 1, LLC and Authorize.Net Holdings, Inc. (“Authorize.Net” or the “Company”, formerly know as Lightbridge, Inc.), whereby CyberSource agreed to acquire all of the outstanding shares of Authorize.Net common stock in a stock and cash transaction valued at approximately $565 million, based on the value of CyberSource stock as of the close of trading on the NASDAQ Global Market System on June 15, 2007. Under the Agreement, our shareholders will receive 1.1611 shares of CyberSource common stock for every share of Authorize.Net common stock. Additionally, our shareholders will receive a pro-rata share of $125 million in the form of a cash payment and cash in lieu of fractional shares.
     CyberSource and Authorize.Net will file a joint proxy statement/prospectus with the SEC in connection with the proposed merger. Investors and security holders are urged to read the joint proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors and security holders will be able to obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by CyberSource are available free of charge by contacting Investor Relations, CyberSource Corporation, 1295 Charleston Road, Mountain View, California 94043-1307, (650) 965-6000, and documents filed with the SEC by Authorize.Net are available free of charge by contacting Investor Relations, Authorize.Net Holdings, Inc., 293 Boston Post Road West, Suite 220, Marlborough, MA 01752, (508) 229-3215.
Participants in Solicitation
     CyberSource and Authorize.Net, and their respective directors, executive officers and other possible employees and advisors, may be deemed to be participants in the solicitation of proxies from the stockholders of CyberSource and Authorize.Net in connection with the merger and related items. Information regarding the directors and executive officers of CyberSource and their ownership of CyberSource shares is set forth in the proxy statement for CyberSource’s 2007 annual meeting of stockholders, which was filed with the SEC on April 9, 2007. Information regarding the directors and executive officers of Authorize.Net and their ownership of Authorize.Net stock is set forth in the proxy statement for Authorize.Net’s 2007 annual meeting of stockholders, which was filed with the SEC on April 30, 2007. In light of our pending merger with CyberSource, we postponed our annual meeting of stockholders indefinitely. Investors may obtain additional information regarding the interests of those participants by reading the proxy statement/prospectus when it becomes available.

Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.	Description

23.1	Consent of Independent Registered Public Accounting Firm

99.1	Selected Financial Data

99.2	Management’s Discussion and Analysis of Financial Condition and Results of Operations

99.3	Financial Statements and Supplementary Data

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTHORIZE.NET HOLDINGS, INC.
By:	/s/ Timothy C. O’Brien
Timothy C. O’Brien
Vice President, Finance and Administration, Chief Financial Officer and Treasurer

August 8, 2007